Ropes & Gray
                             One International Place
                        Boston, Massachusetts 02110-2624
                                 (617) 951-7000
                               FAX: (617) 951-7050


                                  June 26, 1998


PIMCO Municipal Bond Fund
--PIMCO Funds: Pacific Investment Management Series
PIMCO Tax Exempt Fund
--PIMCO Funds: Multi-Manager Series
840 Newport Center Drive
Newport Beach, CA 92660

Ladies and Gentlemen:

     We have acted as counsel in connection with the Agreement and Plan of Reorganization dated as of April 7, 1998 (the "Agreement"), between PIMCO Municipal Bond Fund ("Acquiring Fund"), a series of PIMCO Funds: Pacific Investment Management Series ("PIMS"), a Massachusetts business trust, and PIMCO Tax Exempt Fund ("Target Fund"), a series of PIMCO Funds: Multi-Manager Series, a Massachusetts business trust. The Agreement describes a proposed transaction (the "Transaction") to occur on or about June 30, 1998 (the "Exchange Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain federal income tax consequences of the Transaction is furnished to you pursuant to Sections 8(g), (h) and 9(g) of the Agreement. Capitalized terms not defined herein are defined in the Agreement.

     Target Fund is a series of PIMCO Funds: Multi-Manager Series which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Since its inception Target Fund has continuously elected and qualified to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

     Acquiring Fund is a series of PIMCO Funds:  Pacific  Investment  Management
Series which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option.

     For purposes of this opinion, we have considered the Agreement, the Proxy Statement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you have represented to us the following facts, occurrences and information upon which you have indicated we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above):

     1. Target Fund will transfer to Acquiring Fund all of its assets, and Acquiring Fund will assume all of the liabilities of Target Fund, as of the Exchange Date.

     2. The fair market value of the Acquiring Fund Shares received by each Target Fund shareholder will be approximately equal to the fair market value of the Target Fund shares surrendered in exchange therefor. The Target Fund shareholders will receive no consideration other than Acquiring Fund Shares (which may include fractional shares) in exchange for their shares of beneficial interest in Target Fund (the "Target Fund Shares").

     3. None of the compensation received by any shareholder-employees of Target Fund, if any, will be separate consideration for, or allocable to, any of their Target Fund Shares; none of the Acquiring Fund Shares received by any Target Fund shareholder-employees will be separate consideration for, or allocable to, any employment; and the compensation paid to any Acquiring Fund or Target Fund shareholder-employees, if any, will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     4. There is no plan or intention by any Target Fund shareholder who owns 5% or more of the total outstanding Target Fund Shares, and to the best of the knowledge of the management of Target Fund, there is no plan or intention on the part of the remaining Target Fund shareholders to sell, exchange, or otherwise dispose of a number of Acquiring Fund Shares received in the Transaction that would reduce Target Fund shareholders' ownership of Acquiring Fund Shares to a number of Acquiring Fund Shares having a value, as of the date of the Transaction, of less than 50 percent of the value of all of the formerly outstanding Target Fund Shares as of the same date. For purposes of this representation, Acquiring Fund Shares or Target Fund Shares surrendered by Target Fund shareholders in redemption or otherwise disposed of, where such dispositions, if any, appear to be initiated by Target Fund shareholders in connection with or as a result of the Agreement or the Transaction, will be treated as outstanding Target Fund Shares on the date of the Transaction.

     5. Acquiring Fund has no plan or intention to reacquire any of the Acquiring Fund Shares issued in the Transaction, except for Acquiring Fund Shares reacquired in the ordinary course of its business as an open-end investment company.

     6. Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Target Fund immediately prior to the Transaction. For purposes of this representation, (a) amounts paid by Target Fund, out of the assets of Target Fund, to Target Fund shareholders in redemption of Target Fund Shares, where such redemptions, if any, appear to be initiated by Target Fund shareholders in connection with or as a result of the Agreement or the Transaction, (b) amounts used by Target Fund to pay expenses of the Transaction, and (c) amounts used to effect all redemptions and distributions (except for regular, normal dividends declared and paid in order to ensure Target Fund's continued qualification as a regulated investment company and to avoid fund-level tax (including for this purpose any dividends referred to in representation 17 herein)) made by Target Fund immediately preceding the transfer will be included as assets of Target Fund held immediately prior to the Transaction. Furthermore, to the best of the knowledge of the managements of each of Acquiring Fund and Target Fund, this representation will remain true even if the amounts, if any, that Acquiring Fund pays after the Transaction to Acquiring Fund shareholders who are former Target Fund shareholders in redemption of Acquiring Fund Shares received in exchange for Target Fund Shares, where such redemptions, if any, appear to be initiated by such shareholders in connection with or as a result of the Agreement or the Transaction, are considered to be assets of Target Fund that were not transferred to Acquiring Fund.

     7. Immediately after the Transaction, the shareholders of Target Fund will be in control of Acquiring Fund within the meaning of Section 304(c) of the Code.

     8. The fair market value of the assets transferred to Acquiring Fund by Target Fund will equal or exceed the sum of the liabilities to be assumed by Acquiring Fund.

     9. The total adjusted basis of the assets of Target Fund transferred to Acquiring Fund will equal or exceed the sum of the liabilities to be assumed by Acquiring Fund.

     10. In the Transaction Target Fund will transfer to Acquiring Fund at least 50% of its historic business assets (see definition below).

     11. Following the Transaction, Acquiring Fund will continue to use a significant portion (in this case, at least 50%) of the historic business assets of Target Fund. Specifically, Acquiring Fund will use such significant portion of Target Fund's historic business assets in its business by continuing to hold at least such portion of the total assets transferred to it by Target Fund. That is, Acquiring Fund will continue to hold historic business assets of Target Fund, defined for purposes of this opinion as those assets transferred to it on the Exchange Date which were either (i) acquired by Target Fund prior to its management's decision to propose to its Trustees that it transfer any or all of its assets to Acquiring Fund, or (ii) acquired subsequent to such decision but not with a view to the Agreement or the Transaction, in an amount equal to at least 50% of the assets in Target Fund's portfolio held on the Exchange Date, as increased by the amounts, if any, that Target Fund paid to its shareholders in redemption of its shares, where such redemptions, if any, appear to have been initiated by such shareholders in connection with or as a result of the Agreement or Transaction. In making this determination, dispositions made in the ordinary course of Acquiring Fund's business as an open-end investment company (i.e., dispositions made in the ordinary course of business and independent of the Transaction) shall not be taken into account. In addition, following the Transaction, Acquiring Fund will continue the historic business of Target Fund as an open-end investment company that seeks high current income exempt from federal income tax, consistent with preservation of capital.

     12. At the time of the Transaction, Acquiring Fund will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Acquiring Fund that, if exercised or converted, would affect the Target Fund shareholders' acquisition or retention of control of Acquiring Fund as defined in Section 304(c) of the Code.

     13. Acquiring Fund has no plan or intention to sell or otherwise dispose of any of the assets of Target Fund acquired in the Transaction, except for (i) dispositions made in the ordinary course of its business as a series of an open-end investment company (i.e., dispositions made in the ordinary course of business and independent of the Transaction) and (ii) dispositions made by Acquiring Fund to realign its portfolio in order to reflect its investment objective and conform to its investment restrictions and/or to maintain its qualification as a "regulated investment company" for federal income tax purposes under section 851 of the Code ("Realignment Dispositions"), which Realignment Dispositions shall be limited to the extent required by the above representation relating to the continued use by Acquiring Fund of the historic business assets of Target Fund. For purposes of this representation, Realignment Dispositions made by Target Fund, if any, will be considered to have been made by Acquiring Fund.

     14. The liabilities of Target Fund to be assumed by Acquiring Fund were incurred by Target Fund in the ordinary course of its business and are associated with the assets transferred to Acquiring Fund. For purposes of this paragraph, expenses of the Transaction are not treated as liabilities.

     15. The purpose of the Transaction is to offer shareholders of the Target Fund an opportunity to continue to participate in a professionally managed portfolio consisting primarily of municipal bonds with the benefit of lower total fund operating expenses and lower investment management fees.

     16. All fees and expenses incurred by Target Fund in connection with the consummation of the Transaction will be paid by Target Fund up to an amount equal to $24,241. All fees and expenses incurred by Acquiring Fund in connection with the consummation of the Transaction and all fees and expenses in excess of $24,241 incurred by Target Fund in connection with the consummation of the Transaction will be paid by PIMCO Advisors L.P. All such fees and expenses incurred and borne by either of Target Fund or PIMCO Advisors L.P. shall be solely and directly related to the Transaction and shall be paid directly by Target Fund and PIMCO Advisors L.P., as the case may be, to the relevant providers of services or other payees, in accordance with the principles set forth in Rev. Rul. 73-54, 1973-1 C.B. 187.

     Target Fund shareholders will pay their respective expenses, if any, incurred in connection with the Transaction.

     17. For federal income tax purposes, since its inception Target Fund has continuously elected and qualified to be treated as a regulated investment company under Subchapter M of the Code and Section 368(a)(2)(F)(i) and (iii) of the Code, and the provisions of Sections 851 through 855 of the Code apply to Target Fund for its current taxable year beginning July 1, 1997 and will continue to apply to it through the Exchange Date.

     In that regard, Target Fund will declare to Target Fund shareholders of record on or prior to the Exchange Date a dividend or dividends which together with all previous such dividends shall have the effect of distributing all of Target Fund's investment company taxable income (see Code Section 852) (computed without regard to any deduction for dividends paid) and all of Target Fund's net realized capital gain (after reduction for any capital loss carryover) in each case for both the taxable year ending June 30, 1997 and the short taxable period beginning on July 1, 1997 and ending on the Exchange Date. Such dividends will be made to ensure continued qualification of Target Fund as a regulated investment company for tax purposes and to eliminate fund-level tax.

     18. For federal income tax purposes, since its inception Acquiring Fund has continuously elected and qualified to be treated as a regulated investment company under Subchapter M of the Code and Section 368(a)(2)(F)(i) and (iii) of the Code, and the provisions of Section 851 through 855 of the Code apply to Acquiring Fund for its current taxable year beginning April 1, 1998 and will continue to apply to it through the Exchange Date.

     19. There is no intercorporate indebtedness existing between Target Fund and Acquiring Fund.

     20. Target Fund will distribute the Acquiring Fund Shares it receives in the Transaction to its shareholders as provided in the Agreement.

     21. Target Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     Based on the foregoing representations and our review of the documents and items referred to above, we are of the opinion that for federal income tax purposes:

     (i)  The Transaction will constitute a reorganization within the meaning of
          Section 368(a) of the Code. Acquiring Fund and Target Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     (ii) No gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

     (iii)No gain or loss will be recognized by the Target Fund shareholders upon the exchange of their Target Fund Shares for Acquiring Fund Shares;

     (iv) The basis of Acquiring Fund Shares a Target Fund shareholder receives in connection with the Transaction will be the same as the basis of his or her Target Fund Shares exchanged therefor;

     (v) A Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund Shares exchanged therefor, provided that he or she held such Target Fund Shares as capital assets on the Exchange Date;

     (vi) No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

     (vii)The basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer; and

   (viii) The holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund.

                                           Very truly yours,



                                           /s/  Ropes & Gray